Table of Contents

Exhibit 15.1

Deloitte Touche Tohmatsu Rua Pasteur, 463 - 5º andar Curitiba – PR – 80250-080 Brasil Tel: + 55 (41) 3312-1400 Fax:+ 55 (41) 3312-1470 www.deloitte.com.br

June 30, 2011

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C., USA
20549-7561

Dear Sirs/Madams:

We have read Item 16F of Companhia Paranaense de Energia - COPEL Form 20-F dated June 30, 2011, and are in agreement with the statements contained in paragraphs one, two and three in the section “Changes in Registrant’s Certifying Accountant”.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte Touche Tohmatsu Auditores Independentes